      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 1998.

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       TRANSACTION NETWORK SERVICES, INC.
             (Exact name of Registrant as Specified in its Charter)

                     DELAWARE                                           54-1555332
           (State or other jurisdiction                              (I.R.S. Employer
        of incorporation or organization)                          Identification No.)

                           --------------------------

                            1939 ROLAND CLARKE PLACE
                          RESTON, VIRGINIA 20191-1406
                                 (703) 453-8300
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

                          JOHN J. MCDONNELL III, ESQ.
                       TRANSACTION NETWORK SERVICES, INC.
                            1939 ROLAND CLARKE PLACE
                          RESTON, VIRGINIA 20191-1406
                                 (703) 453-8300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                    COPY TO:

                            JEFFREY E. JORDAN, ESQ.
                     ARENT FOX KINTNER PLOTKIN & KAHN, PLLC
                         1050 CONNECTICUT AVENUE, N.W.
                           WASHINGTON, DC 20036-5339

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED            PROPOSED
                                                          AMOUNT             MAXIMUM             MAXIMUM            AMOUNT OF
              TITLE OF EACH CLASS OF                      TO BE          AGGREGATE PRICE        AGGREGATE          REGISTRATION
           SECURITIES TO BE REGISTERED                  REGISTERED         PER UNIT (1)     OFFERING PRICE (1)         FEE
Common Stock, $.01 par value......................    287,474 shares        $19.78125           $5,686,596            $1,678

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c).
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY   , 1998

PROSPECTUS

                       TRANSACTION NETWORK SERVICES, INC.

                         287,474 SHARES OF COMMON STOCK

    The Common Stock of Transaction Network Services, Inc. (the "Company" or "TNS"), par value $0.01 per share (the "Common Stock"), offered hereby is held by the Selling Stockholder (as defined herein) who may from time to time offer for sale such shares of Common Stock. See "Selling Stockholder." The Company will not receive any proceeds from the sale by the Selling Stockholder of the Common Stock.

    The Common Stock is listed on the Nasdaq Stock Market--National Market under
the symbol "TNSI." On May   , 1998, the last reported sale price of the Common
Stock reported by the Nasdaq Stock Market was $         per share. See "Market
for the Common Stock and Related Stockholder Matters."
                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    Any or all of the Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer any or all of the Common Stock to or through underwriters, dealers, brokers or other agents. In addition, the Selling Stockholder and/or any underwriter, broker, dealer or other agent may engage in hedging transactions with respect to the Common Stock. In connection with such transactions, shares of Common Stock offered hereby may be sold or delivered to cover any short positions resulting from such transactions. The Common Stock offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholder or by agreement between the Selling Stockholder and its underwriters, dealers, brokers or other agents. The Company will pay the
expenses of this offering estimated at $         .

    Any underwriters, dealers, brokers or other agents to or through whom Common Stock offered hereby is sold may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Stockholder and/or purchasers of Common Stock for whom they may act. In addition, the Selling Stockholder and any such underwriters, dealers, brokers or other agents as agent or to whom they may sell as principal, or both (which compensation to a particular underwriter, broker, dealer or other agent might be in excess of customary commissions) may be deemed to be underwriters under the Securities Act, and any profits on the sale of Common Stock by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or other agent in connection with the sale of the Common Stock will be selected by the Selling Stockholder and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business. The Company cannot presently estimate the amount of any such discounts, commissions or concessions. The Company knows of no existing arrangements between the Selling Stockholder and any underwriter, dealer, broker or other agent. See "Plan of Distribution."

                  The date of this Prospectus is May   , 1998

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

Available Information.................................................................  2
Documents Incorporated by Reference...................................................  3
Risk Factors..........................................................................  3
Market for the Common Stock and Related Stockholder Matters...........................  6
Use of Proceeds.......................................................................  7
Selling Stockholder...................................................................  7
Plan of Distribution..................................................................  7
Legal Matters.........................................................................  9
Experts...............................................................................  9

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission, including the Registration Statement on Form S-3 of which this Prospectus is a part, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov. The Common Stock is listed on the National Market of the Nasdaq Stock Market. Copies of the Company's reports, proxy statements and other information filed with the Commission can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits thereto.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

        (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Amendment No. 1 filed on May 4, 1998.

        (2) The Company's Current Report on Form 8-K filed on March 9, 1998.

        (3) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, dated August 16, 1995.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date any such document is filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Any such request may be directed to Transaction Network Services, Inc., Attention: Investor Relations, at the Company's principal executive offices, which are located at 1939 Roland Clarke Place, Reston, Virginia 20191-1406, telephone number (703) 453-8406.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

    RELIANCE ON MAJOR CUSTOMERS. For the year ended December 31, 1997 approximately 48% of the Company's total revenues were derived from five major customers. The loss of any one or more of these customers would have a material adverse effect on the Company. The Company has multi-year contracts with these customers which expire between July 2000 and December 2000. There can be no assurance that these contracts will be renewed.

    DEPENDENCE ON MARKET EXPANSION AND ON EXPANSION INTO NEW MARKETS. Although the Company has grown rapidly since becoming operational in June 1991, its future growth and profitability will depend, in part, upon the further expansion of the Point-of-Sale/Point-of-Service ("POS") transaction network services market, the telecommunications services market, the financial services industry, the emergence of other markets for electronic transaction network services, such as the financial services industry, services for ATM processing, healthcare claims processing and electronic benefits transfer, and the Company's ability to penetrate these other markets both domestically and internationally. Further market expansion is dependent upon the continued growth in the number of transactions and the continued automation of traditional paper-based processing systems. There can be no assurance that markets for the Company's network and telecommunications services will continue to expand and develop or that the Company will be successful in its efforts to penetrate new markets.

    COMPETITION. The POS transaction network services market and the telecommunications services market are highly competitive, and the Company expects competition to increase. The Company's competitors include public data networks and major interexchange carriers. Several of these competitors have recently introduced new products competitive with those of the Company. Increased competition could result in price reductions, reduced margins and loss of market share, all of which could materially and adversely affect the Company's business, operating results and financial condition. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As the POS transaction network services market and the telecommunications services market continue to grow, the Company's competitors may devote greater resources to the development and marketing of new competitive services and the marketing of existing competitive services. Recent federal legislation relaxes current regulations that restrict the regional Bell operating companies from competing in this industry. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competitive pressure faced by the Company will not materially and adversely affect its business, operating results and financial condition.

    TECHNOLOGICAL CHANGE AND NEED TO DEVELOP NEW SERVICES. The markets for the Company's services are characterized by rapidly changing technology and frequent new service offerings. The introduction of services utilizing new technologies can render existing services obsolete or unmarketable. The Company's continued success will depend on its ability to enhance its existing services and to develop and introduce, on a timely and cost-effective basis, new services that keep pace with technological developments and address increasingly sophisticated customer requirements. There can be no assurance that the Company will be successful in identifying, developing and marketing service enhancements or new services that respond to technological change, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of service enhancements or new services, or that its service enhancements and new services will adequately meet the requirements of the marketplace and achieve market acceptance. The Company's business, operating results and financial condition could be materially and adversely affected if the Company were to incur delays in developing service enhancements or new services or if such service enhancements or new services were to not gain market acceptance.

    DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant extent upon a number of key technical and management employees, including its President and Chief Executive Officer, John J. McDonnell, Jr. The loss of the services of any of the Company's key employees could have a material adverse effect on the Company. The Company maintains a $1 million key-man life insurance policy on the life of Mr. John J. McDonnell, Jr. Employees do not enter into non-competition agreements with the Company, but every employee enters into a confidentiality agreement. The Company's success also depends in large part upon its ability to attract and retain highly-skilled managerial, sales and marketing personnel, and the Company believes that it will need to hire additional technical personnel in order to enhance its existing services and to develop new services. However, competition for highly skilled technical, managerial, sales and marketing personnel is intense, and if the Company is unable to hire the necessary personnel, the development of service enhancements and new services would likely be delayed or prevented. Furthermore, certain of the Company's senior management personnel have recently joined the Company. There can be no assurance that the Company will be successful in retaining its key personnel and in attracting and retaining the personnel it requires to continue its growth strategy.

    DEPENDENCE ON PROPRIETARY RIGHTS. The Company's success is heavily dependent upon its proprietary technology. The Company relies principally upon trade secret and copyright law to protect its proprietary technology. The Company enters into confidentiality or license agreements with its employees, distributors, customers and potential customers and limits access to and distribution of its software, documentation or other proprietary information. There can be no assurance that these measures will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. The Company is subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights. There can be no assurance that third parties will not assert infringement claims in the future with respect to the Company's current or future services or that any such claims will not require the Company to enter into royalty arrangements or result in costly litigation. While the Company believes that it currently has all licenses necessary to conduct its business, no assurance can be given that additional licenses will not be required in the future. Furthermore, no assurance can be given that, if any additional licenses are required, such licenses could be obtained on commercially reasonable terms.

    DEPENDENCE ON LIMITED NUMBER OF SUPPLIERS AND ABSENCE OF SUPPLY
CONTRACTS. Certain key components used in the Company's network are currently available only from limited sources. The Company does not have long-term supply contracts with these or any other limited source vendors and purchases this network equipment on a purchase order basis. The inability to obtain sufficient quantities of limited source equipment as required, or to develop alternative sources as required in the future, could result in delays or reductions in the Company's development and deployment of network equipment, which could adversely affect the Company's business, operating results and financial condition.

    GOVERNMENT REGULATION. Although the Federal Communications Commission ("FCC") retains general regulatory jurisdiction over the Company's sale of interstate services, the Company, as a provider of enhanced communications services, is not required to maintain a certificate of public convenience and necessity with the FCC or to file tariffs with the FCC covering its services. State regulators may regulate purely intrastate enhanced services and may regulate mixed intrastate/interstate enhanced services to the extent their regulation does not impede federal policies. The Company is not currently subject to any state regulation for its existing services but believes that even if subjected to state regulation the Company could obtain all necessary approvals. However, FCC and state regulations can affect the costs of business for the Company and its competitors by changing the rate structure for access services purchased from local exchange carriers to originate and terminate calls.

    Pursuant to the Telecommunications Act of 1996 (the "1996 Act"), the FCC instituted a rulemaking proceeding in December 1996 referred to as Access Charge Reform ("Access Reform") that seeks to reform the current system of interstate access charges and make it compatible with the competitive paradigm established by the 1996 Act. The initial phase of Access Reform was implemented in July 1997. The initial phase of Access Reform resulted in a decrease in certain components of the Company's variable cost per transaction and as a result, lowered its network costs. The second phase of Access Reform took place in January 1998. The second phase of Access Reform resulted in an additional decrease in certain components of the Company's variable cost per transaction; however, the second phase increased certain fixed monthly recurring charges and instituted certain new fixed monthly recurring charges. As a result, the Company may experience an increase in its network costs at least until the next phase of Access Reform is instituted in July 1998. The Company believes that future revisions to its costs under Access Reform may reduce its network costs since the Company believes that it is not subject to certain of the new charges instituted by Access Reform and that, in any event, the increased charges are not in accordance with the spirit of Access Reform which is intended to reduce overall access charges. However, there can be no assurance that the future phases of Access Reform will result in reductions to the Company's network costs and in fact, they may increase. Accordingly, the impact of Access Reform on the Company's future network access costs is unknown, and the Company cannot predict the timing, outcome or effects of the FCC's orders or of any future tariff matters.

    The 1996 Act also removes current restrictions on the ability of the regional Bell operating companies to provide inter-LATA enhanced services, specifically including credit card verification services. Under the legislation, the regional Bell operating companies ultimately will be permitted to provide inter-LATA long distance telecommunications, out-of-region immediately and in-region after satisfaction of certain network unbundling and related requirements. As a result, the Company and its telecommunications services customers likely will face additional competition. In addition, the Company is considering an expansion of its services into markets which may involve the provision of voice-grade or data common carrier telecommunications services. To the extent that the Company enters into any such service offerings, it will be required to comply with applicable FCC and/or state authorization and tariffing regulations.

    SEASONALITY AND POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. Merchant credit card transactions account for a major percentage of the transaction volume processed by the Company's customers. The volume of such transactions on the Company's network is expected to be greater in the fourth quarter holiday season that during the rest of the year. Consequently, revenues and earnings from merchant credit card transactions in the first quarter generally are expected to be lower than revenues and earnings from merchant credit card transactions in the fourth quarter of the immediately preceding year. Although the financial services, healthcare claims processing and electronic benefits transfer markets, as well as other potential markets targeted by the Company for future expansion, are anticipated to be less seasonal, the Company expects that its operating results in the foreseeable future will be significantly affected by seasonal trends in its merchant credit card transaction market. Quarterly results can be affected by a number of factors, including costs incurred for network expansion, the impact of Access Reform on network costs, general economic conditions, weather and changes in pricing policy by the Company and its competitors.

    MANAGEMENT OF GROWTH. The Company is currently experiencing a period of rapid growth and expansion. Certain of the Company's key employees have not had experience in managing companies of the Company's size or larger. In addition, certain of the Company's senior management personnel have recently joined the Company. The Company's ability to manage growth successfully will require the Company to continue to improve its operational, management and financial systems and controls. If the Company's management is unable to manage growth effectively, the Company's business, results of operations and financial condition could be materially and adversely affected.

    POSSIBLE VOLATILITY OF STOCK PRICE. Future announcements concerning the Company or its competitors, quarterly variations in operating results, technological innovations, the introduction of new services or changes in pricing policies by the Company or its competitors, proprietary rights or changes in earning estimates by analysts, among other factors, could cause the market price of the Common Stock to fluctuate substantially. In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, such as recessions or military conflicts, may materially and adversely affect the market price of the Common Stock.

    EFFECT OF DELAWARE LAW AND CERTAIN CHARTER PROVISIONS. Certain provisions of Delaware law and of the Company's Certificate of Incorporation could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of these provisions could make it more difficult for stockholders to effect certain corporate actions or could also have the effect of delaying or preventing a change in control of the Company.

                        MARKET FOR THE COMMON STOCK AND
                          RELATED STOCKHOLDER MATTERS

    The Common Stock has been traded on the Nasdaq Stock Market--National Market under the symbol "TNSI" since the Company's initial public offering in April 1994. The following table reflects the range of high and low closing sale prices for each period indicated as reported by the Nasdaq Stock Market. This table reflects inter-dealer prices, without retail mark-up, mark-down or commission. In

April 1996, the Company declared a 3-for-2 stock split. All price per share amounts have been retroactively adjusted to reflect the stock split.

                                                                           MARKET PRICE FOR
                                                                             COMMON STOCK
                                                                          ------------------
FISCAL YEAR                                            QUARTER             HIGH        LOW
-------------------------------------------  ---------------------------- -------    -------
1996.......................................  First                         23 3/8     15 1/2
                                             Second                        26 3/8     21 1/2
                                             Third                         22 1/2     13 3/4
                                             Fourth                        16 1/2     11

1997.......................................  First                         14 5/8      9 5/8
                                             Second                        16 1/2      9 7/8
                                             Third                         18 3/8     13
                                             Fourth                        22 1/2     15 1/8

1998.......................................  First                         20 3/4     16 1/8
                                             Second (through 5/  /98)      23 3/8     18 5/8

    As of February 16, 1998, there were 70 stockholders of record of the Common Stock, including shares held in street name by various brokerage firms. In addition, the Company estimates that there are approximately 2,000 beneficial owners of the Common Stock. The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain its earnings for future growth and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Under a bank line of credit agreement, the Company is restricted from paying any dividends on its stock without the prior written consent of the lender.

                                USE OF PROCEEDS

    The Common Stock offered hereby will be sold by the Selling Stockholder, and the Company will not receive any of the proceeds of such sales.

                              SELLING STOCKHOLDER

    The Common Stock offered by this Prospectus was initially issued by the Company to SunTech Processing Systems, LLC ("SunTech") on February 27, 1998 in connection with the acquisition of certain assets of SunTech. The table below sets forth information regarding the beneficial ownership of the Common Stock by
the Selling Stockholder as of May       , 1998 and as adjusted to reflect the
sale of Common Stock offered hereby.

                                                                            SHARES OWNED BEFORE        MAXIMUM SHARES
                                                                                THE OFFERING           BEING OFFERED
                                                                           ----------------------  ----------------------
NAME                                                                        NUMBER      PERCENT     NUMBER      PERCENT
-------------------------------------------------------------------------  ---------  -----------  ---------  -----------
SunTech Processing Systems, LLC..........................................    287,474         2.2%    287,474         2.2%

    Because the Selling Stockholder may offer by this Prospectus all or some part of the Common Stock which it holds, no estimate can be given as of the date hereof as to the amount of Common Stock actually to be offered for sale by the Selling Stockholder or as to the amount of Common Stock that will be held by the Selling Stockholder upon the termination of such offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

    Any or all of the Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer any or all of the Common Stock to or through underwriters, dealers, brokers or other agents. In addition, the Selling Stockholder and/or any underwriter, broker, dealer or other agent may engage in hedging transactions with respect to the Common Stock. In connection with such transactions, shares of Common Stock offered hereby may be sold or delivered to cover any short positions resulting from such transactions. The Company will receive no proceeds from the sale of the Common Stock offered hereby.

    The Common Stock offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholder or by agreement between the Selling Stockholder and its underwriters, dealers, brokers or other agents.

    Any underwriters, dealers, brokers or other agents to or through whom Common Stock offered hereby is sold may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Stockholder and/or purchasers of Common Stock for whom they may act as agent or to whom they may sell as principal, or both (which compensation to a particular underwriter, broker, dealer or other agent might be in excess of customary commissions). In addition, the Selling Stockholder and any such underwriters, dealers, brokers or other agents may be deemed to be underwriters under the Securities Act, and any profits on the sale of Common Stock by them and any discounts and commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or other agent in connection with the sale of the Common Stock will be selected by the Selling Stockholder and may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business. The company cannot presently estimate the amount of any such discounts, commissions or concessions. The Company knows of no existing arrangements between the Selling Stockholder and any underwriter, dealer, broker or other agent.

    At any time a particular offer of Common Stock is made by the Selling Stockholder, if required, a Prospectus Supplement will be distributed which will set forth the identity of, and certain information relating to, such Selling Stockholder, the aggregate amounts of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or other agents, any discounts, commissions and other items constituting compensation from such Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part will be filled with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

    To comply with certain states' securities laws, if applicable, the Common Stock offered hereby may be sold in such states only through brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

    The Company has agreed to pay all of the expenses incurred in connection with the preparation and filing of this Prospectus and the related Registration Statement, including the fees and expenses in connection with the registration or qualification of the Common Stock offered hereby for sale under state securities laws.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Arent Fox Kintner Plotkin & Kahn, PLLC, Washington, D.C.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of the Company as of December 31, 1996 and 1997 and for the three years ended December 31, 1997 included in the Company's Annual Report on Form 10-K, incorporated by reference herein, have been audited by Arthur Andersen, LLP, independent public accountants as indicated in their reports with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below is an estimate of the approximate amount of the fees and expenses payable by the Registrant.

Securities and Exchange Commission registration fee................  $   1,678
*Accounting fees and expenses......................................      2,500
*Legal fees and expenses...........................................      5,000
*Printing and engraving............................................      1,000
*Transfer agent and registrar fees.................................        800
*Miscellaneous.....................................................        500
                                                                     ---------
  Total............................................................  $  11,478

------------------------

*   Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 102(b)(7) or the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Article Fourteenth of the Registrant's Restated Certificate of Incorporation, as amended, provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the Delaware General Corporation Law, and Article Thirteenth provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

    The Registrant has in effect a directors and officers liability insurance policy under which the directors and officers of the Registrant are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to certain exclusions.

ITEM 16. EXHIBITS.

    5         Opinion of Arent Fox Kintner Plotkin & Kahn, PLLC concerning legality of securities being registered.
    23        Consents of:
              (a) Arent Fox Kintner Plotkin & Kahn, PLLC (included in Exhibit 5).
              (b) Arthur Andersen, LLP.
    24        Power of Attorney: included in Part II.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City
of Reston, State of Virginia, on the       day of May, 1998.

                                TRANSACTION NETWORK SERVICES, INC.

                                By:          /s/ JOHN J. MCDONNELL III
                                     -----------------------------------------
                                               John J. McDonnell III
                                          VICE PRESIDENT--GENERAL COUNSEL

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John J. McDonnell, Jr. and John J. McDonnell III, and each of them his true and lawful attorney-in-fact and agent with power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to comply with the provisions of the Securities Act and all requirements of the Commission, hereby ratifying and confirming all that said attorney-in-fact or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  -------------------

  /s/ JOHN J. MCDONNELL, JR.    President and Chief
------------------------------    Executive Officer,             May 2, 1998
    John J. McDonnell, Jr.        Director

     /s/ THADDEUS G. WEED       Chief Financial Officer
------------------------------    and Treasurer                  May 2, 1998
       Thaddeus G. Weed

      /s/ JURGEN MANCHOT        Director
------------------------------                                   May 1, 1998
        Jurgen Manchot

    /s/ WILLIAM N. MELTON       Director
------------------------------                                   May 4, 1998
      William N. Melton

     /s/ JOHN S. MCCARTHY       Director
------------------------------                                   May 1, 1998
       John S. McCarthy

     /s/ HENRY R. NICHOLS       Director
------------------------------                                   May 4, 1998
       Henry R. Nichols

      /s/ PAOLO L. GUIDI        Director
------------------------------                                   May 1, 1998
        Paolo L. Guidi

  /s/ JOSEPH SQUARZINI, JR.     Director
------------------------------                                   May 2, 1998
    Joseph Squarzini, Jr.

                                 EXHIBIT INDEX

   EXHIBIT                                                                                                              PAGE
-----------                                                                                                             -----

        5.   Opinion of Arent Fox Kintner Plotkin & Kahn, PLLC
             re: validity of securities registered

       23.   Consents of:

             (a)        Consent of Arent Fox Kintner
                        Plotkin & Kahn, PLLC: included in exhibit 5

             (b)        Consent of Arthur Andersen, LLP

       24.   Power of Attorney: included on signature page.